ASSIGNMENT AGREEMENT

for

CARBONERA BLOCK

by and between

PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA

and

DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA

ASSIGNMENT AGREEMENT

THIS AGREEMENT is entered into on the [DAY] day of [MONTH] 2009 by and between PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA, a branch of the foreign corporation Petrosouth Energy Corp., a Colombian Branch Office of a BVI Corporation established by public deed 657 dated March 05 of 2.007, from Notary 35 of Bogotá legally represented by its authorized officer, Mr. FELIPE PIMIENTA BARRIOS, Colombian citizen, domiciled in Bogotá, DC, identified with the citizen identification card number 79.785.924, according to the Certificate of Legal Existence and Representation issued by the Chamber of Commerce of Bogotá, attached hereto as Exhibit A (hereinafter referred to as “Assignor”); and DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA, a branch of the foreign corporation DELAVACO ENERGY COLOMBIA INC., established in the Republic of Colombia, domiciled in the city of Bogotá, DC, legally represented by its authorized officer, Mr. ANDREW DE FRANCESCO, Canadian citizen, domiciled in Toronto, Canada, identified with Canadian passport number WJ709416, according to the Certificate of Legal Existence and Representation issued by the Chamber of Commerce of Bogotá, attached hereto as Exhibit B (hereinafter referred to as “Assignee”). The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, on December 28th, 2.005, the Colombian Agencia Nacional de Hidrocarburos – ANH and Well Logging Ltda. entered into an Exploration and Production Agreement for the exploration, development and production of hydrocarbons in the Contract Area (“the Carbonera Contract”);

WHEREAS, since August 1, 2007 Assignor holds six percent (6%) of the rights and obligations of the Carbonera Contract and the Carbonera Contract Area; according to the Assignment of Participating Interests Agreement entered into by Assignor and OMEGA ENERGY COLOMBIA;

WHEREAS, as of the date of this Agreement, Assignor holds, directly or indirectly, six percent (6%) of the rights and obligations of the Carbonera Contract and the Carbonera Contract Area;

WHEREAS, there are no preemptive rights or obligation related to Assignor’s ability to assign and/or transfer its participating interest in the Carbonera Contract; and

WHEREAS, Assignor is willing to assign and transfer a certain undivided interest in its rights and obligations under the Carbonera Contract to Assignee in accordance with the terms set forth herein and Assignee wishes to acquire such interest;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set out below and to be performed, the Assignor and Assignee agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized words and terms shall have the meaning ascribed to them below. Any capitalized term used in this Agreement and not specifically defined in this Agreement shall have the same meaning as in the Carbonera Contract.

1.1	Agreement means this Assignment Agreement together with the Exhibits, and any extension, renewal or amendment hereof agreed to in writing by the Parties;

1.2	ANH means the Agencia Nacional de Hidrocarburos;

1.3	Approval Date means the date on which the ANH formally approves or endorses the Assignment of the Participating Interest transferred hereunder;

1.4

Assignment means the document, attached as Exhibit D, by which the interest in the Carbonera Contract is transferred and conveyed to the Assignee directly by the Assignor or through the Operator (Well Logging Ltda.) therein, as provided hereunder;

1.5	Consideration has the meaning given in Article 4.

1.6

Carbonera Contract or Contract means the Hydrocarbon Exploration and Production, entered into by ANH and Well Logging Ltda. on December 28th, 2.005, attached as Exhibit C and any extension, renewal or amendment thereto.

1.7	Contract Area means the area or block more particularly described in the Carbonera Contract.

1.8	Documents means the Carbonera Contract, the JOA, any Assignment Agreement referred to the Carbonera Contract, and any Participation Agreement referred to the Carbonera Contract.

1.9	Effective Date is the date set out in Article 2.5.

1.10	Government means the government of the Republic of Colombia and any political subdivision, agency or instrumentality thereof, including the ANH.

1.11	JOA means the Joint Operating Agreement to be negotiated pursuant to Article 2.2.

1.12	Laws/Regulations means those laws, statutes, rules and regulations governing activities under the Carbonera Contract.

1.13

Lien means any mortgage, charge, pledge, hypothec, security interest, assignment, lien (statutory or otherwise), easement, title retention agreement or arrangement, conditional sale, deemed or statutory trust, restrictive covenant or other encumbrance of any nature or any other arrangement or condition which, in substance, secures payment or performance of an obligation.

1.14	Operator means the entity designated to conduct operations in the Carbonera Contract Area in accordance with the terms of the JOA.

1.15

Participating Interest means as to any Party to the Carbonera Contract, the undivided interest of such party expressed as a percentage of the total interest of all parties in the rights and obligations derived from the Carbonera Contract.

1.20

Permitted Lien means (i) the Government’s economic and other rights as described in the Carbonera Contract, and (ii) easements, encroachments and other minor imperfections of title which do not, individually or in the aggregate, detract from the value of or impair the use or marketability of any underlying right in the Carbonera Contract.

1.21

Preferential Rights means a right held by any third party under the terms of the Carbonera Contract, JOA, and Documents or under applicable law rule or regulation to pre-empt the transaction contemplated by this Agreement or affect its terms in any way.

ARTICLE 2

ASSIGNMENT OF INTEREST

2.1      Grant

In exchange for the Consideration, Assignor assign and transfer to Assignee, and Assignee agrees to accept, a six percent (6%) Participating Interest in the Carbonera Contract and the Parties shall execute and deliver the Assignment.

Upon payment, in full, of the Consideration established in Article 4.1 herein, Assignee shall hold all rights related to Assignor’s six percent (6%) Participating Interest in the Carbonera Contract.

Until payment of the Consideration established in Article 4.1 herein, Assignor will retain the right to receive any and all revenues derived from production from the Carbonera Contract.

2.2      Binding Effect

Assignor and Assignee shall be bound by this Agreement as of the date hereof and shall fully perform all of their respective obligations under this Agreement.

2.3      Participating Interest

The Participating Interests of the Parties at the Effective Date are:

WELL LOGGING LTDA	4.0%
PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA	6.0%
DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA	39.0%
ALANGE CORP. COLOMBIA	51.0%
Total	100.0%

After the assignment contemplated under this Article 2, the Participating Interests in the Carbonera Contract shall be:

WELL LOGGING LTDA	4.0%
DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA	45.0%
ALANGE CORP. COLOMBIA	51.0%
Total	100.0%

2.4      Effective Date

Notwithstanding the date of this Agreement or the date on which the Assignment was executed, the effective date of this Agreement as between the Parties (hereafter the "Effective Date") shall be deemed to be June 9, 2009.

2.5      Approval

Concurrent with the execution of this Agreement, Assignee shall execute and Assignor shall cause the Operator under the Carbonera Contract to execute and submit the Assignment to the Government for approval.

2.5.1      Assignor shall make its best efforts and shall conduct every action, underwrite any obligation, provide any guarantee, obtain any authorization or certificate, including but not limited to any document, information or action required from Operator, in order for the Assignee to obtain approval of the Assignment by the ANH.

2.5.2      Assignor hereby agrees and undertakes to cause the Operator under the Carbonera Contract to issue the document attached hereto as Exhibit F, the delivery of which shall be a Condition Precedent to this Agreement.

2.5.3      The cost of obtaining such approvals and consents shall be borne by Assignor and Assignee equally.

2.5.4      If the approval is not obtained within sixty (60) days of filing, the Parties shall determine, in writing, if they agree to extend the term. Otherwise, the Parties will proceed to terminate the Agreement pursuant to Article 3.3.

2.6      Operator’s rights and obligations

This Assignment does not include the transfer of the rights and obligations of Operator under the Carbonera Contract.

ARTICLE 3

3.1      No Misrepresentation. As of the date hereof and as of the Effective Date, each of the Assignor’s representation and warranties as contained herein shall be true and accurate in all material respects and each of the covenants of the Assignor have been satisfied in all material respects.

3.2      Acts to be Performed:

Each party shall use its best endeavors to execute all documents, and do and procure to be done all such acts and things as are reasonably within its power to ensure the Approval is obtained as soon as is reasonably practicable after execution of this Agreement.

3.3      Termination

Notwithstanding any period of Force Majeure under Article 12, in the event of a breach under Articles 7.3 and 2.6 herein, Assignee shall have the right to terminate this Agreement by giving notice to the Assignor in accordance with the provisions of Article 10. In the event of termination pursuant to this Article 3.3, the proposed Assignment shall terminate, and shall have no force or effect and Assignee shall have no interest whatsoever in the Carbonera Contract and shall be deemed to have reassigned any rights or equitable interest it may have acquired under this Agreement to Assignor retroactive to the Effective Date of this Agreement. In any case the non-defaulting party will be able to exercise any rights and remedies available under the applicable law to recover any loss or damage caused by the defaulting party.

Cash Consideration referred to in sections (a), (b) and (c) of article 4 would not be refundable to Assignee in the event that Assignee does not pay the cash consideration set out in section (c) of Article 4 herein, except that if Assignor or any of it affiliates, as applicable, is unable to or does not fulfill any of its obligation(s) or breaches any of the terms under this Agreement; if such is the case, any cash consideration paid would be reimbursed by Assignor to Assignee no later than ten (10) business days after termination.

3.4      ANH Conditions

If the ANH imposes conditions for approval of the Assignment in excess of those which are usually imposed in similar circumstances or which approval contains unusual and onerous conditions which either Party is not willing to accept, then without delay the Parties shall agree on a mutually beneficial course of action.

ARTICLE 4

CONSIDERATION

4.1      Cash Consideration

In consideration for receiving the Carbonera Assignment of the Participating Interest hereunder, Assignee agrees to pay Assignor seven hundred five thousand dollars (USD$750,000.oo), which shall be paid as follows:

(a)	One hundred and fifty thousand US dollars (USD$150.000.oo), which the Parties acknowledge were paid by Assignee on June 19, 2009;

(b)	One hundred and fifty thousand US dollars (USD$150.000.oo), which the Parties acknowledge were paid by Assignee on August 7, 2009;

(c)

Four hundred and fifty thousand US dollars (USD$450,000.oo), which Assignee shall pay to Assignor or its nominee, on October 1, 2009, in the form of a certified cheque, bank draft or wire transfer of immediately available funds as agreed by the Parties.

4.2      Cash Calls

Additional to any cash consideration paid by Assignee, Assignee shall honor any cash calls hereafter incurred, in respect to Assignor’s Participating Interest in the Carbonera Block.

Additionally, Assignee shall pay for Assignor’s participation regarding any cash call issued by ISLEMA RESOURCES, CORP. SUCURSAL COLOMBIA, and/or ALANGE CORP., provided it was included in the settlement agreement entered into by PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA; DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA and ISLEMA RESOURCES, CORP. SUCURSAL COLOMBIA.

ARTICLE 5

OBLIGATIONS UNDER CONTRACT

5.1      Acceptance of Prior Terms

Assignee hereby ratifies, confirms and accepts the terms of the Carbonera Contract and agrees to abide by the terms of such agreements to the extent of its Participating Interest.

ARTICLE 6

UNDERTAKING OF THE PARTIES

6.1      Assignor Obligations

As of the Effective Date, Assignor shall comply with the following:

A.                      Material Developments.

Assignor shall promptly notify Assignee and provide details upon the occurrence of:

a)	Any written notice of default or termination received or given by Assignor with respect to the Carbonera Contract or the JOA;
b)	Any written notice of any pending or threatened claim, demand, action, suit, inquiry or proceeding related to the Carbonera Contract or the JOA;
c)	Any material damage, destruction or loss to major assets under the Carbonera Contract or the JOA; or
d)	Any event or condition between the date of this Agreement and the Approval Date that
(i) would have a material adverse effect on the business, operations, financial condition or results of operations under the Carbonera Contract or the JOA, taken as a whole, or
(ii) would render impossible Assignee’s right to the Assignment.

B.                     Consultation

Assignor agrees to consult with Assignee before voting on all material decisions under the JOA, or related to the Carbonera Contract, and vote as instructed by Assignee.

6.2      Mutual Obligations

As of the Effective Date, Assignee and Assignor shall comply with each of the following undertakings:

a)	Each Party, as applicable, agrees to use its best efforts to have the Assignment executed and Approval granted as soon as possible upon execution of this Agreement.
b)	The Parties shall not take any action nor fail to take any action prior to the Approval Date that would result in a breach of any of its representations and warranties under this Agreement.

ARTICLE  7

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

7.1      Assignor’s Representations and Warranties

Except as otherwise disclosed on the attached schedules, Assignor makes the following representations and warranties to Assignee as of the date hereof and repeated as of the Effective Date:

     A.      Assignor's Rights

Assignor, directly, holds the rights to a six per cent (6%) undivided Participating Interest in the Carbonera Contract, free and clear of any Liens (other than Permitted Liens) according to the terms of the Carbonera Contract and applicable Laws. The Carbonera Contract is in full force and effect and no notice of default, termination, or breach under the Carbonera Contract has been received neither by Assignor nor, to the knowledge of Assignor, any other party to the Carbonera Contract. The Carbonera Contract, together with applicable Laws, contains the entirety of the obligation of Assignor to the Government, and no other understanding or agreement exists between Assignor and the Government in relation to the subject matter of the Carbonera Contract except as otherwise disclosed under this Agreement. There are no Preferential Rights that have not been expressly disclosed by Assignor to Assignee and no third party consents required in relation to the execution and perfection of this Agreement and the interests assigned to Assignee.

     B.      Carbonera Assignment

After the Carbonera Assignment contemplated under Article 2 herein, Assignee shall have full legal and beneficial ownership free and clear of any and all Liens, other than Permitted Liens of a six per cent (6%) Participating Interest in the Carbonera Contract.

     C.      Documents

Assignor has provided Assignee with complete and correct copies of the Carbonera Contract and Documents. Where Assignor has provided any translation of a Document, Assignor has done so as a courtesy to the Assignee and Assignor makes no representation or warranty as to the accuracy of the translation.

     D.      Claims and Litigation

There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending or to Assignor's knowledge threatened in connection with the Carbonera Contract (JOA or other Documents) which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

7.2      Assignee’s Representations and Warranties

Except as otherwise disclosed in the attached schedules, Assignee makes the following representations and warranties to Assignor as of the date hereof and the Effective Date:

     A.      Claims and Litigation

There are no material claims, demands, actions, suits, governmental inquiries, or proceedings pending, or to Assignee’s knowledge, threatened, against Assignee which would have an adverse effect upon the consummation of the transactions contemplated by this Agreement.

     B.      Technical Capability

Assignee has the technical capability, personnel and resources to fulfill its obligations under this Agreement.

7.3      Mutual Representations and Warranties

The Parties make the following representations and warranties to each other as of the date hereof and the Effective Date:

     A.      Corporate Authority.

Each Party is duly organized and validly existing under the laws of the country where it is organized. To the extent required, each Party is qualified to conduct business in the jurisdiction as necessary to perform the Carbonera Contract. Each Party has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Party and constitutes a legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms.

     B.      Payments

Neither Party nor its Affiliates have made, offered, or authorized and will not make, offer or authorize any payment, gift, promise or other advantage, in connection with the matters which are the subject to this Agreement, whether directly or indirectly through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift or promise would violate: (a) the applicable Laws of the country of operations; (b) the laws of the country of formation of the Party or such Party's ultimate parent company (or its principal place of business); or, (c)the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries.

     C.      Other Representations and Warranties

Except as disclosed in schedules attached to this Agreement, the execution, delivery, and performance of this Agreement by each Party, the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof will not, to the best of each Party's knowledge and belief:

(a)	violate any applicable Laws/Regulations, judgment, decree or award;
(b)	contravene the organization documents of a Party; or
(c)	Result in a violation of a term or provision, or constitute a default or accelerate the performance of an obligation under any contract or agreement executed by a Party hereto.

All representations and warranties given under this Article 7 shall, for the Carbonera Contractual term set forth herein, be deemed repeated and valid, true and correct as of the Approval Date, and each Party agrees to inform the other Party of any material changes to the facts in the representations and warranties prior to the Approval Date or the execution of the Assignment, whichever is later.

7.4      Disclaimer of Other Representations and Warranties

Except for the representations and warranties provided in this article, Assignor and Assignee make no, and disclaim any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now, heretofore, or hereafter furnished or made available to Assignee in connection with this agreement.

ARTICLE 8

TAX

8.1      Tax Obligations

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Carbonera Contract and under this Agreement. Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations. The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party. If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended. Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

8.2      Joint Levy

If interpretation or enforcement of the Carbonera Contract by the Government imposes joint and several liability on the Parties for any levy, charge or tax, the Parties agree to cross indemnify each other to the extent that such levy, charge or tax is owed by one Party individually.

ARTICLE 9

CONFIDENTIALITY

9.1      Confidentiality

Except as otherwise provided in the Carbonera Contract and the JOA, each Party agrees that all information disclosed under this Agreement, except information in the public domain or lawfully in possession of a Party prior to the Effective Date, shall be considered confidential and shall not be disclosed to any other person or entity without the prior written consent of the Party which owns such confidential information. This obligation of confidentiality shall remain in force during the term of the Carbonera Contract and for a period of three (3) years thereafter. Notwithstanding the foregoing, confidential information may be disclosed without consent and without violating the obligations contained in this Article in the following circumstances:

a)	to an Affiliate provided the Affiliate is bound to the provisions of this Article 9 and the Party disclosing is responsible for the violation of an Affiliate;
b)	to a governmental agency or other entity when required by the Carbonera Contract;
c)

to the extent such information is required to be furnished in compliance with the applicable Laws/Regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

d)

to attorneys engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such attorneys' work for such Party and such attorneys are bound by an obligation of confidentiality;

e)	to contractors and consultants engaged, or proposed to be engaged, by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;
f)

to a bona fide prospective transferee of a Party’s Participating Interest, or portion thereof, to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its

Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate's shares);
g)	to a bank or other financial institution to the extent appropriate to a Party arranging for funding;
h)

to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that such Party shall comply with the requirements of Article 14.10 hereunder;

i)

to its respective employees, subject to each Party taking sufficient precautions to ensure such information is kept confidential; to the extent any information which, through no fault of a Party, becomes a part of the public domain; and

j)	to the other parties to the Carbonera Contract and JOA and the Government solely to the extent as may be required [in connection with the Preferential Rights].

9.2      Disclosure

Disclosure as pursuant to Articles 9.1(e), (f) and (g) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least as long as the period set out above and to use the information for the sole purpose described in Articles 9.1(e), (f) and (g), whichever is applicable, with respect to the disclosing Party.

ARTICLE 10

NOTICES

All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

Name: PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA
Address: [ADDRESS], Bogotá Colombia
Attention: [NAME]
Facsimile: +57.1. [FAX]

Name: DELAVACO ENERGY COLOMBIA INC SUCURSAL COLOMBIA
Address: Carrera 9 No 113 - 52. of 1203, Bogotá Colombia
Attention: Robert Szczuczko
Facsimile: +57.1 2147203

c.c. Gabriela Mancero, Cavelier Abogados
       Carrera 4 No. 72-35, Bogotá, Colombia
       Fax: +57.1.2118650

ARTICLE 11

LAW AND DISPUTE RESOLUTION

11.1      Governing Law

The substantive law of Colombia, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of disputes between or among Parties.

11.2      Dispute Resolution

The Parties shall first attempt to resolve any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof through friendly consultations. If the dispute is not resolved in this manner within thirty (30) days after commencement of discussions, then either Party may submit the dispute to final and binding arbitration. The tribunal shall be formed by three (3) arbitrators, all chosen by the mutual agreement of the Parties. The arbitrators should be duly licensed Colombian Lawyers with more than fifteen (15) years experience in the oil industry, and fully bilingual in the English and Spanish languages. If no agreement is reached within one (1) month counted as from the date on which any of the Parties expresses its intention to submit the dispute to arbitration, then arbitrators shall be appointed by drawing lots from the list of arbitrators of the Arbitration Centre of Bogotá’s Chamber of Commerce Bogotá. The venue shall be the city of Bogotá. The language of the arbitration procedure shall be the Spanish language. The arbitral award shall be final and binding upon de Parties and the parties agree to be bound thereby and to act accordingly. The costs of arbitration and the costs of enforcing the arbitral award (including witness expenses and attorneys' fees) shall be borne by the losing Party, unless otherwise determined by the arbitral award. When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the parties shall continue to exercise their remaining respective rights and fulfill their remaining obligations under this Agreement to the extent possible under the circumstances.

ARTICLE 12

FORCE MAJEURE

If as a result of Force Majeure, any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period. The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments. Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure. The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in a commercially reasonable manner but shall not be obligated to settle any labor dispute except on terms acceptable to it. All such disputes shall be handled within the sole discretion of the affected Party. For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Carbonera Contract.

ARTICLE 13

DEFAULT

13.1      Notice of Default

Where a Party is in default of any provisions of this Agreement, other than a Condition, the non-defaulting Party will give notice of default to the defaulting Party in accordance with Article 10. The defaulting Party will have thirty (30) days to remedy the default. If after thirty (30) days the default has not been remedied, the non-defaulting Party shall have the right to terminate the Agreement in accordance with Article 3.3.

13.2      Default

If Assignee fails to pay the amounts due under Article 4 of this Agreement by the applicable dates, Assignee shall be in default and such amounts shall not be refundable to Assignee, except that if Assignor or any of it affiliates, as applicable, is unable to or does not fulfill any of its obligation(s) or breaches any of the terms under this Agreement; if such is the case, any cash consideration paid would be reimbursed by Assignor to Assignee no later than ten (10) business days after termination.

In case of default by Assignee, Assignor acknowledges and accepts that any amounts paid by Assignee shall be full compensation and no further payment, compensation, or indemnity shall be owned by Assignee. In such event, Assignor will have no further legal recourse against Assignee, and will provide Assignee a full release from any future liability, at no cost to the Assignee.

ARTICLE 14

ASSIGNMENT

14.1      Assignment

The Assignee may enter into any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, business combination, merger, transfer, or otherwise) whereby all or substantially all of its undertaking, property, assets or capital stock would become the property of, or beneficially owned by any other person or, in the case of any such amalgamation, of the continuing corporation resulting therefrom (such amalgamated corporation, the Successor Corporation) provided that: (i) the Assignee is not in default or no default would result therefrom; (ii) the Successor Corporation will continue to be liable for the obligations of the Assignee under this Agreement, the Carbonera Contract and the JOA.

ARTICLE 15

GENERAL PROVISIONS

15.1      Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership association or (except as explicitly provided in this Agreement) a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

15.2      Further Assurances

Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

15.3      Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

15.4      Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

15.5      Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

15.6      Modifications

There shall be no modification of this Agreement except by written consent of all Parties.

15.7      Priority of Agreement

In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the JOA, this Agreement shall prevail. In the event of any conflict between this Agreement and the Carbonera Contract, this Agreement shall prevail unless such would be in violation of the Laws of Colombia or the terms of the Carbonera Contract.

15.8      Interpretation

a.

Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

b.	Singular and Plural. Reference to the singular includes a reference to the plural and vice versa.
c.	Gender. Reference to any gender includes a reference to all other genders.
d.	Article. Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of the Agreement.
e.	Include."include" and "including" shall mean to be inclusive without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

15.9      Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, Assignor is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

15.10    Public Announcements

No public announcement or statement regarding the terms or existence or this Agreement shall be made without prior written consent of all Parties; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates, however, any such required public announcement shall include only that portion information which the disclosing Party is advised by written opinion of counsel (including in-house counsel) is legally required. Such opinion shall be delivered to the other Parties prior to any such public announcement.

15.11    Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings, agreements and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date set out in the first sentence of this Agreement.

Assignor

/s/ signed

PETROSOUTH ENERGY CORPORATION SUCURSAL COLOMBIA
FELIPE PIMIENTA BARRIOS
Authorized Office

Assignee

/s/ signed

DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA
ANDREW DE FRANCESCO
Authorized Officer

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EXHIBITS

Exhibit A	-	Assignor’s certificate of legal existence and representation
Exhibit B	-	Assignee’s certificate of legal existence and representation
Exhibit C	-	Carbonera Contract
Exhibit D	-	Assignment
Exhibit E	-	Document to be issued by the Operator of the Carbonera Contract

EXHIBIT E
DOCUMENT TO BE ISSUED BY THE OPERATOR OF THE CARBONERA CONTRACT

[INSERT DATE]

MR.
ANDREW DE FRANCESCO
AUTHORIZED OFFICER
DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA
BOGOTÁ

Re: Assignment of Participating Interests under the Carbonera Contract

Dear Mr. De Francesco,

I, __________________________________________, acting in my capacity as authorized officer of Well Logging Ltda., a company organized and existing under the laws of the Republic of Colombia, as evidenced in the legal existence and representation certificate issued by the Chamber of Commerce of Bogotá and attached hereto (“Well Logging”) do hereby

DECLARE

1.           That Well Logging is the authorized operator of the Carbonera Contract and is in good standing before the ANH.

2.           That Well Logging acknowledges that DELAVACO ENERGY COLOMBIA INC. SUCURSAL COLOMBIA is the legal assignee of six percent (6%) of the Participating Interests in the Carbonera Contract (“the Assignee”).

3.           That Well Logging, acting in its capacity as Operator under the Carbonera Contract, undertakes and agrees in an irrevocable manner (i) to execute the Assignment required under Colombian law for Assignee to be approved as such by the ANH; (ii) to make its best efforts to obtain such Approval including but not limited to provide any information or document, to sign and deliver any required document or certificate; and in general, to fully cooperate with the Assignee and the ANH in order to obtain Approval of the Assignee as soon as possible and, in any case, no later than within sixty (60) days counted as from the date of execution of this document, or later at the sole discretion of Delavaco.

Given this [DAY] ([DAY]th) day of Jule two thousand and nine (2009).

_____________________________________
WELL LOGGING LTDA.
Name:
C.C.
Position:

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